Great-West Life & Annuity Insurance Company
A Stock Company
[8515 East Orchard Road, Greenwood Village, CO 80111]
For service, call [1-800-537-2033 (extension 73343)]

Group Fixed and Variable Deferred Annuity Contract
Non-Assignable
This group fixed and variable deferred annuity (the “Contract”) is established as a means of providing for retirement for Plan Participants and the support of the beneficiaries of such Plan Participants.
This Contract is a legal contract between the Contractholder shown on the Contract Data Page and Great-West Life & Annuity Insurance Company (“Great-West”). This Contract takes effect on the Contract Date shown on the Contract Data Page. PLEASE READ THIS CONTRACT CAREFULLY.
Great-West agrees to provide guaranteed lifetime withdrawal benefits in accordance with this Contract. Great-West also agrees to pay annuity benefits on behalf of GLWB Participants who choose an annuity payout option under this Contract. The provisions on the following pages, together with the application for this Contract, are part of this Contract.
Signed for Great-West Life & Annuity Insurance Company and effective on the Contract Date.

[ Secretary]	[ President]

THIS CONTRACT PROVIDES PAYMENTS OR VALUES THAT ARE VARIABLE AND MAY INCREASE, DECREASE OR REMAIN THE SAME, BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.
The Guaranteed Lifetime Withdrawal Benefit available under this Contract is designed to provide GLWB Participants with guaranteed lifetime periodic payments. The benefit is subject to certain investment restrictions and other limitations set forth in this Contract. Withdrawals in excess of the full guaranteed annual withdrawal (“GAW”) under the Guaranteed Lifetime Withdrawal Benefit will result in a permanent reduction in future GAWs.
Great-West reserves the right to: (i) limit the amount, type, and frequency of Contributions; (ii) refuse any Contribution; and (iii) stop accepting Contributions altogether.
Withdrawal of GLWB Participant Account Value and proceeds payable at the death of a GLWB Participant are subject to limitations set forth in this Contact.
This Contract does not pay dividends.

CONTRACT DATA PAGE

CONTRACTHOLDER:
CONTRACTHOLDER ADDRESS:
TAX ID #:
PLAN SPONSOR:
PLAN:
CONTRACT NUMBER:
CONTRACT DATE:

CONTRACT MINIMUMS AND MAXIMUMS:

•	Maximum Age for initial Contribution into Covered Fund: 85

•	Minimum Age of GLWB Participant (Single Covered Person) or Youngest GLWB Participant (Joint Covered Persons) when Guaranteed Annual Withdrawals Begin: [55]

•	Benefit Base Cap: [$5,000,000]

CHARGES AND EXPENSES

	Minimum	Maximum
Guaranteed Benefit Fee (annualized rate)	0.70%	1.50%
Variable Asset Charge (annualized rate)	0.00%	1.00%
Contract Maintenance Charge (annual charge)	$0.00	$100.00

COVERED FUNDS

•	Initially designated in the Application for this Contract

GUARANTEED ANNUAL WITHDRAWAL RATES

Single Covered Person	Joint Covered Persons
[4.0%] for life at ages [55-64]	[3.50%] for youngest joint life at [55-64]
[5.0%] for life at ages [65-69]	[4.50%] for youngest joint life at [65-69]
[6.0%] for life at ages [70-79]	[5.50%] for youngest joint life at [70-79]
[7.0%] for life at ages [80+]	[6.50%] for youngest joint life at [80+]

TABLE of CONTENTS    Page

SECTION 1.	DEFINITIONS 5

SECTION 2.	OWNERSHIP PROVISIONS 8

2.01	Ownership of the Contract 8

2.02	Ownership of the Assets of the Separate Account 8

2.03	Transfer and Assignment 8

SECTION 3.	Variable Annuity-8 Series Account 8

3.01	Overview 8

3.02	Changes to the Separate Account and Modification of Covered Funds 8

SECTION 4.	GLWB PARTICIPANT ACCOUNT VALUE 9

4.01	Overview 9

4.02	Accumulation Unit Value 9

4.03	Net Investment Factor 10

4.04	Accumulation Unit 10

4.05	Transaction Date 10

SECTION 5.	CONTRIBUTIONS 10

5.01	Contributions 10

5.02	Allocation of Contributions 11

SECTION 6.	GLWB PARTICIPANT-DIRECTED TRANSFERS 11

6.01	General Requirements 11

6.02	Restrictions on Transfers 11

SECTION 7.	GUARANTEED LIFETIME WITHDRAWAL BENEFIT (“GLWB”) 11

7.01	Overview 11

7.02	GLWB Investment Restrictions 11

7.03	Restoration of the Benefit Base 12

7.04	Cancellation of the GLWB 12

7.05	Termination of the GLWB 12

SECTION 8.	GLWB-THE ACCUMULATION PHASE AND CALCULATION OF THE BENEFIT BASE 13

8.01	Benefit Base 13

8.02	Additional Contributions 13

8.03	Annual Adjustments to Benefit Base 13

8.04	Effect of Withdrawals, Distributions and Transfers during the Accumulation Phase 13

8.05	Loans During the Accumulation Phase 14

8.06	QDROs during Accumulation Phase 14

8.07	Death during Accumulation Phase 14

SECTION 9.	GLWB-THE WITHDRAWAL PHASE 15

9.01	Calculation of Guaranteed Annual Withdrawal 15

9.02	Installment Frequency Options 16

9.03	Effect of Installments on Covered Fund Value 16

9.04	Ratchet to Benefit Base during the Withdrawal Phase 16

9.05	Resets of Guaranteed Annual Withdrawals during the Withdrawal Phase 16

9.06	Effect of Excess Withdrawals during the Withdrawal Phase 17

9.07	Effect of Loan 17

9.08	Lump Sum Distributions and Change of Installment Frequency during Withdrawal Phase 17

9.09	QDROs during Withdrawal Phase 18

9.10	Vesting 19

9.11	Payments on Death During Withdrawal Phase 19

SECTION 10.	GLWB-THE SETTLEMENT PHASE 19

10.01	Contract Rights and Benefits 19

10.02	Fees 20

10.03	Installments 20

10.04	QDROs during the Settlement Phase 20

10.05	Death during the Settlement Phase 20

SECTION 11.	DISTRIBUTIONS FROM ACCOUNTS 20

11.01	Distribution Requirements 20

11.02	Rollovers 20

11.03	Establishment of Alternate Payee Account 20

11.04	Required Minimum Distributions 20

11.05	Distributions after the GLWB Participant’s Death 21

11.06	Plan-to-Plan Transfers 22

SECTION 12.	ANNUITY PAYMENT OPTIONS 22

12.01	Overview 22

12.02	Annuity Payment Options 22

12.03	Proof of Age and Survival 23

SECTION 13.	CONTRACT CHARGES AND OTHER FEES 23

13.01	Guarantee Benefit Fee 23

13.02	Variable Asset Charge 24

13.03	Contract Maintenance Charge 24

13.04	Covered Fund Expenses 24

13.05	Deductions for Premium Taxes and Other Taxes 24

13.06	Service Charges and Fees 24

13.07	Payment of Charges and Fees 24

[13.08	Grace Period 25]

SECTION 14.	OTHER CONTRACT PROVISIONS 25

14.01	Loans 25

14.02	Misstatement of Age or Death 25

SECTION 15.	Contract Termination 25

15.01	Notice of Contract Termination 25

15.02	Contract Termination Provisions 25

15.03	If the Plan Sponsor Terminates this Contract 25

15.04	If Great-West Terminates this Contract 26

15.05	Contract Termination due to Plan Termination 26

15.06	Other Termination 26

SECTION 16.	GENERAL PROVISIONS 27

16.01	Contract 27

16.02	Certificate or Other Statement 27

16.03	Entire Contract 27

16.04	Contract Modification 27

16.05	Plan Provisions 27

16.06	Non-Participating 27

16.07	Currency and Contributions 27

16.08	Notices or other Communications 28

16.09	Disclaimer 28

16.10	Representations 28

16.11	Non-Waiver 28

16.12	Applicable Tax 28

16.13	Information 28

SECTION 1.	DEFINITIONS

Account - A separate record maintained by the Plan Sponsor or its designee in the name of each Plan Participant that reflects his or her interests in the Variable Accounts.

Accumulation Phase - The period of time between the date a GLWB Participant’s GLWB benefit begins to accrue and the Initial Installment Date.

Accumulation Unit - The accounting measure used by Great-West to determine GLWB Participant Account Value.

Administrative Offices - [8515 East Orchard Road, Greenwood Village, CO 80111].

Alternate Payee - Any spouse, former spouse, child or other dependent of the Plan Participant or any other person recognized under applicable law who is recognized by a Qualified Domestic Relations Order as having a right to receive all or a portion of the benefit payable under a Plan with respect to such Plan Participant.

Annuitant - The person upon whose life the payment of an annuity is based.

Annuity Commencement Date - The date that annuity payments (described in Section 12) begin to an Annuitant.

Attained Age - The Covered Person(s)’ age on a Ratchet Date.

Beneficiary - A person or entity designated by the Plan Participant or under the terms of the Plan to receive all or a portion of the Account upon the death of the Plan Participant.

Benefit Base - The amount that is multiplied by the Guaranteed Annual Withdrawal Percentage to calculate the Guaranteed Annual Withdrawal. The Benefit Base is not a cash value. It is used only to calculate Installments during the Withdrawal Phase and the Settlement Phase. The Benefit Base will be initially set as provided in Section 8.01. The Benefit Base increases dollar-for-dollar upon any Contract Contribution made after the Benefit Base begins accruing, and is reduced proportionately for an Excess Withdrawal. The Benefit Base can also increase with positive market performance on the Ratchet Date. Each Covered Fund will have its own Benefit Base. Except as otherwise described in this Contract, a Covered Fund Benefit Base cannot be transferred to another Covered Fund.

Business Day - Any day, and during the hours, on which the New York Stock Exchange is open for trading. Except as otherwise provided in this Contract, in the event that a date falls on a non-Business Day, the date of the succeeding Business Day will be used.

Code - The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of the Contract.

Contract Date - The date the Contract is issued to the Contractholder.

Contributions - Eligible rollovers, Transfers, payroll deductions, and other amounts that are received by Great‑West under the Contract on behalf of a Plan Participant and allocated to an Account, and are made pursuant to Section 5.01.

Covered Fund - A mutual fund, unit investment trust, or other investment portfolio in which a Variable Account invests all of its assets. Subject to compliance with applicable law, Great‑West reserves the right to add, remove or substitute Covered Funds and, subject to any required regulatory approval, to transfer assets in one Variable Account to another, as provided in Section 3.02.

Covered Fund Value - The value of assets allocated to a Variable Account invested in a Covered Fund. The Covered Fund Value reflects a return based upon the investment experience of the Covered Funds and will increase or decrease accordingly.

Covered Person(s) - For purposes of this Contract, the person(s) whose age determines the Guaranteed Annual Withdrawal Percentage and on whose life the Guaranteed Annual Withdrawal will be based. If there are two Covered Persons, the Guaranteed Annual Withdrawal Percentage will be based on the age of the younger life and the Installments can continue until the death of the second life. A joint Covered Person must be the Plan Participant’s spouse and the sole designated beneficiary under the Plan.

Distribution - An amount paid to a GLWB Participant from a Covered Fund pursuant to the terms of the Plan and the Code.

ERISA - Employee Retirement Income Security Act of 1974, as amended.

Excess Withdrawal - An amount either distributed or transferred from the Covered Fund(s) during the Accumulation Phase, or any amount combined with all other amounts that exceeds the GAW during the Withdrawal Phase. An Excess Withdrawal reduces the Benefit Base, pursuant to Section 8.04 and Section 9.06. Neither the Guarantee Benefit Fee nor any other fees and charges assessed against the Covered Fund Value will be treated as a Distribution or Excess Withdrawal for this purpose.

General Account - Great-West’s assets other than those held in the Separate Account or any other segregated investment account.

GLWB Participant - A Plan Participant, Alternate Payee or Beneficiary who is: (i) eligible to enroll under the Contract and purchase the GLWB; (ii) invested in Covered Fund(s); and (iii) a Covered Person.

GLWB Participant Account Value - The sum of the values of each division of the Variable Annuity-8 Series Account held under the Contract on behalf of a GLWB Participant. The GLWB Participant Account Value reflects a return based upon the investment experience of each of the Variable Accounts selected and will increase or decrease accordingly.

Good Order - Notice from any person authorized to initiate a transaction under this Contract that is received by Great-West at the Administrative Office, is submitted in accordance with the provisions of this Contract and in a format(s) satisfactory to Great-West, and contains all information, documentation, and instructions necessary for Great-West to process such transaction. All requests to initiate transactions under this Contract, and to change the frequency and amount of Installments-including in the event of Ratchet or Reset, must be in Good Order. Each such request is subject to any action taken by Great-West before we have processed the request.

Great-West (we, us, our) - Great-West Life & Annuity Insurance Company, located at the Administrative Offices.

Guaranteed Annual Withdrawal (GAW) - The maximum annualized withdrawal amount that is guaranteed for the lifetime of the Covered Person(s), subject to the terms of this Contract. During the Withdrawal Phase, a Covered Person may receive Installments totaling less than the GAW.

Guaranteed Annual Withdrawal Percentage (GAW%) - Pursuant to the schedule set forth on the Contract Data Page, the percentage of the Benefit Base that determines the GAW. This percentage is initially based on the age of the Covered Person(s) at the time of the first Installment. If there are two Covered Persons the percentage is initially based on the age of the younger Covered Person.

Guaranteed Lifetime Withdrawal Benefit (GLWB) - A payment option offered under the Plan that pays Installments during the life of the Covered Person(s). A GLWB Participant will receive periodic payments in either monthly, quarterly, semiannual or annual Installments that when added together over a 12-month period measured from Ratchet Date to Ratchet Date can equal up to the GAW without causing an Excess Withdrawal.

Initial Installment Date - The date of the first periodic payment of the GAW, which must be a Business Day.

Installments - Pursuant to Section 9.01, periodic payments that, over one year measured from Ratchet Date to Ratchet Date, can equal up to the GAW without causing an Excess Withdrawal.

Payee - A person entitled to receive all or a portion of the GLWB Participant Account Value.

Plan - A retirement program that an employer offers to its employees that is funded in part by this Contract. Each Plan must meet the applicable requirements of Code § 401(a), § 403(b), or § 457(b), as applicable.

Plan Participant - An individual who is eligible to participate in a Plan.

Plan Sponsor - An entity maintaining the Plan on behalf of Plan Participants, Alternate Payees and Beneficiaries.

Qualified Domestic Relations Order (QDRO) - A domestic relations order that: (i) creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable with respect to a Plan Participant; (ii) complies with applicable requirements of the Code and/or ERISA; and (iii) is approved by the Plan Sponsor or its designee.

Ratchet - An increase in the Benefit Base if the Covered Fund Value exceeds the current Benefit Base on the Ratchet Date, pursuant to Section 8.03 and Section 9.04. Great-West will not increase Installments to reflect a Ratchet unless directed to do so by the GLWB Participant.

Ratchet Date - During the Accumulation Phase, the Ratchet Date is the anniversary of the date the initial Benefit Base is calculated for a Covered Fund and each anniversary thereafter. During the Withdrawal Phase, the Ratchet Date is the Initial Installment Date and each anniversary of the Initial Installment Date thereafter. If any anniversary in the Accumulation Phase or the Withdrawal Phase is not a Business Day, then the Ratchet Date will be the last Business Day before that anniversary.

Reset - During the Withdrawal Phase, Great-West will reset a GLWB Participant’s Benefit Base to equal the Covered Fund Value and reset the GAW% to the GAW rate applicable to the Covered Person(s)’ Attained Age if such amount is greater than the current Benefit Base multiplied by the current applicable GAW%. Great‑West will not increase Installments to reflect a Reset unless directed to do so by the GLWB Participant.

RMD - Required Minimum Distribution, as described in Section 11.04.

Settlement Phase - The period when the Covered Fund Value has reduced to zero by means other than an Excess Withdrawal, provided the Benefit Base is greater than zero. Installments continue during the Settlement Phase under the terms of the Contract.

Transfer - The reinvestment or exchange of all or a portion of the Covered Fund Value from one Variable Account to another or outside the Contract to another eligible Plan investment option.

Valuation Date - A Business Day on which the net asset value of each Variable Account is determined.

Valuation Period - The period between successive Valuation Dates.

Variable Account - A division of the Variable Annuity-8 Series Account. There is a different Variable Account for each Covered Fund.

Variable Annuity-8 Series Account (Separate Account) - A segregated investment account that Great-West established under the laws of Great-West’s state of domicile. The Variable Annuity-8 Series Account is registered as a unit investment trust under the Investment Company Act of 1940 (the “1940 Act”) and is divided into sub-accounts that are referred to in the Contract as “Variable Accounts.”

Withdrawal Phase - The period of time between the Initial Installment Date and the first calendar day of the Settlement Phase.

SECTION 2.	OWNERSHIP PROVISIONS
2.01     Ownership of the Contract
The Contractholder is the owner of the Contract and is identified on the first page of the Contract. The Plan Sponsor and the Contractholder each have certain rights and privileges as set forth under the Contract. A GLWB Participant’s vested interest in his or her Account is nonforfeitable.
2.02     Ownership of the Assets of the Separate Account
Great-West is the owner of the assets of the Variable Annuity-8 Series Account.
2.03     Transfer and Assignment
The interests of the Contractholder and the Plan Sponsor under the Contract are nontransferable and may not be waived, relinquished or assigned, sold, pledged, charged, encumbered, or in any way alienated, except as may be permitted under the Code, by law, or by applicable court order. If, however, the Plan is consolidated or merged with another retirement plan, or if the assets and liabilities of the Plan are transferred to another retirement plan or are acquired by another plan sponsor, the Contract may be assigned to the new Plan Sponsor and/or trustee.

SECTION 3.	Variable Annuity-8 Series Account
3.01    Overview
The Variable Annuity-8 Series Account is a segregated investment account maintained and held apart from Great-West’s General Account and any other investment account of Great-West, and is governed by the laws of Great-West’s state of domicile. The Variable Annuity-8 Series Account is divided into Variable Accounts, each of which invests in a different Covered Fund.
Income, gains or losses, whether or not realized, from assets allocated to the Variable Annuity-8 Series Account are credited to or charged against the Variable Annuity-8 Series Account without regard to other income, gains or losses of Great-West, including Great West’s General Account or any other Great-West segregated investment account. Similarly, the income, gains, or losses of each Variable Account within the Variable Annuity-8 Series Account are credited to or charged against the assets held in that Variable Account without regard to the income, gains, or losses of any other Variable Account.
The portion of the assets of the Variable Annuity-8 Series Account equal to the reserves and other liabilities of the Variable Annuity-8 Series Account will not be charged with liabilities that arise from any other business of Great‑West.
3.02    Changes to the Separate Account and Modification of Covered Funds
Great-West reserves the right to make certain changes to the structure and operation of the Variable Annuity-8 Series Account, including the following. Subject to compliance with applicable law, Great-West also reserves the right to:

•	operate the Separate Account in any form permitted under the 1940 Act, or in any other form permitted by law.

•	deregister the Separate Account under the 1940 Act.

•	add Variable Accounts that invest in investment portfolios suitable for the Contract.

•	eliminate Variable Accounts.

•	close certain Variable Accounts to allocations of Contributions or Transfers by current or new GLWB Participants and Contractholders.

•	establish additional segregated investment accounts and/or divisions of such segregated investment accounts (“sub-accounts”).

•	combine the Separate Account with one or more different segregated investment accounts established by Great-West.

•	combine Variable Accounts , or combine a Variable Account with a sub-account of a different segregated investment account established by Great-West.

•	endorse the Contract to reflect changes to the Separate Account and Variable Accounts.

•	make any changes required by the Code or by any other applicable law in order to continue treatment of the Contract as an annuity.

Great-West also reserves the right, subject to compliance with applicable law, to add, remove or substitute Covered Funds. New or substitute Covered Funds may have different fees and expenses, and their availability may be limited to certain Contractholders and GLWB Participants. Such actions may become necessary if, in Great-West’s judgment, a Covered Fund no longer suits the purposes of the Contract. This may happen as a result of a change in laws or regulations, or a change in a Covered Fund’s or Variable Account’s investment objectives or restrictions, or because the Covered Fund or Variable Account is no longer available for investment, or for some other reason. Subject to any required regulatory approvals, Great‑West reserves the right to transfer assets in one Variable Account to another Variable Account. Great‑West will notify the Plan Sponsor whenever the Covered Funds are changed. Absent different instructions from the Plan Sponsor, Great-West shall, subject to any required regulatory approvals, complete the allocations among the Covered Fund(s) as disclosed in the notice. Such allocation will remain in effect until the date Great-West receives a request, made in Good Order, for a different allocation.

If any of the above actions result in a material change in the underlying investments of a Variable Account in which GLWB Participants are invested, Great-West will provide at least [60] calendar days written notice to the Plan Sponsor. This notice shall explain any Variable Account change(s), communicate the timeline and effective date of any Variable Account change, provide information on the fees received by Great-West, and explain Plan Sponsor’s right to opt out of any Variable Account change. The absence of an objection by Plan Sponsor to such notice shall be deemed to be a consent to the change(s). If Great-West is provided notice from a Covered Fund provider that results in a change to the investment options available under a Plan, Great-West will provide Plan Sponsor with notice of that change as soon as administratively feasible.

If Great-West does not receive an objection from Plan Sponsor to a Great-West-initiated change, Great-West will, subject to required regulatory approvals, transfer GLWB Participant Account Value between Variable Accounts as disclosed in the notice. Such allocation will be in effect until such time as Great-West receives a written request, in Good Order, for a different allocation.

If Plan Sponsor provides written objection to Great-West within the [60] calendar day notice period, Great‑West will not make the proposed change in Variable Accounts available under the Contract. If Plan Sponsor objects to a proposed Variable Account, Great-West may terminate this Contract pursuant to Section 15 of this Contract.

SECTION 4.	GLWB PARTICIPANT ACCOUNT VALUE
4.01    Overview
The GLWB Participant Account Value reflects a return based upon the investment experience of the Variable Account(s) selected by the GLWB Participant, each of which is invested in a Covered Fund. The value of a Variable Account for a GLWB Participant will be determined by multiplying the number of Accumulation Units for that Variable Account by the Accumulation Unit value for that Variable Account. Any charges, fees and applicable tax may affect the value of a Variable Account.
4.02    Accumulation Unit Value
The Accumulation Unit value of a Variable Account on any Valuation Date is equal to: (a) the Accumulation Unit value of that Variable Account as of the immediately preceding Valuation Date; multiplied by (b) the net investment factor for the Valuation Period ending on the Valuation Date on which the Accumulation Unit value is being determined.

The Accumulation Unit value may increase, decrease, or remain unchanged as a result of the value of the net investment factor.
4.03    Net Investment Factor
The net investment factor for a Variable Account is a calculated value that measures the investment performance of that Variable Account from one Valuation Period to the next. The net investment factor for any Valuation Period is determined by dividing (a) by (b), and then subtracting (c) from the result where:

(a)	is the net result of:

(i)	the net asset value per share or unit value of the Covered Fund in which the Variable Account invests determined at the end of the current Valuation Period; plus

(ii)
the per share or unit value amount of any dividend (including a deduction for an investment advisory fee) and, if applicable, any capital gains distribution made by that Covered Fund if the “ex-dividend” date occurs during the current Valuation Period; plus or minus

(iii)	a per unit charge or credit for any taxes reserved for, which is determined by Great-West to have resulted from the investment operations of that Variable Account;

(b)	is the net asset value per share or unit value of the Covered Fund in which the Variable Account invests determined at the end of the immediately preceding Valuation Period; and
(c) is an amount representing the Variable Asset Charge, deducted on a daily basis. Such amount will vary, depending on the Contractholder’s schedule of terms and fees.
4.04    Accumulation Unit
Contributions (including Transfer requests) received at the Administrative Offices of Great-West before the close of a Valuation Period will be allocated as requested and applied as of that date based upon the Accumulation Unit value for that Variable Account.
For each Contribution and Transfer request, the number of Accumulation Units credited for each GLWB Participant to a Variable Account is determined by: (a) the dollar amount allocated to that Variable Account; divided by (b) the value of the Accumulation Unit for that Variable Account for the Valuation Date on which the Contribution is allocated to that Variable Account.
The number of Accumulation Units will not change because of a later change in the Accumulation Unit value. However, the Accumulation Unit value will vary to reflect the investment experience of the Variable Account.
4.05    Transaction Date
All transaction requests and Contributions that are timely made and received and in Good Order before the close of business of the New York Stock Exchange will be processed as of the date received, and if received after the close of business of the New York Stock Exchange will be processed on the next Business Day. However, Great-West is not be liable for the results of any delay or interruption as a result of causes or conditions beyond its control including, without limitation, labor disputes, riots, war and war-like operations including acts of terrorism, epidemics, explosions, sabotage, acts of God, failure of power, fire or other casualty, natural disasters or disruptions in orderly trading on any relevant exchange or market, including disruptions due to extraordinary market volume that result in substantial delay in receipt of correct data.

SECTION 5.	CONTRIBUTIONS
5.01    Contributions
Subject to ERISA, as applicable, the Code, and the terms of the Plan and this Contract, Contributions may be made at any time until the Settlement Phase begins. Great-West is not responsible for determining the amount of Contributions to be made for any Plan Participant.
Great-West reserves the right, after providing advance written notice to Plan Participants, to: (i) limit the amount, type, and frequency of Contributions; (ii) refuse any Contribution; and (iii) stop accepting Contributions altogether.
Great‑West’s prior approval may be required before a Contribution may be made that causes GLWB Participant Account Value to exceed [$5,000,000].
5.02    Allocation of Contributions
Contributions, less any applicable tax (see Section 16.12), will be allocated in an Account when received in Good Order by Great-West, subject to Section 4.05 of this Contract.
Contributions will be allocated as directed by the GLWB Participant among any number of currently offered Variable Accounts available under the Contract. If the Covered Fund options are changed, Contributions may be redirected or reallocated as set forth in Section 3.02.

SECTION 6.	GLWB PARTICIPANT-DIRECTED TRANSFERS
6.01    General Requirements
Upon receipt of a request that is in Good Order and meets all of the requirements of this section, Great‑West will process a single-sum Transfer of all or a portion of an Account in the Plan, provided that such Transfers:

•	satisfy the terms of the Plan in accordance with the appropriate provisions of the Code;

•	satisfy any restrictions in any Contract rider(s); and

•	satisfy any trading restrictions imposed by the Covered Fund provider, including but not limited to mutual fund and collective trust restrictions on market timing or excessive trading.
A Transfer will take effect on the later of the date designated in the Transfer request or on the Valuation Date that Great-West receives the Transfer request, in Good Order.
6.02    Restrictions on Transfers
Great-West may limit the number of Transfers and set a minimum Transfer amount. Any such restrictions will be communicated to the Plan Sponsors and GLWB Participants.

SECTION 7.    GUARANTEED LIFETIME WITHDRAWAL BENEFIT (“GLWB”)
7.01    Overview
The GLWB provides a GLWB Participant guaranteed lifetime Installments, provided that certain conditions are met. The GLWB Participant may elect to receive Installments in annual, semi-annual, quarterly or monthly Installments that, when added together over a 12-month period between Ratchet Dates, total not more than the Guaranteed Annual Withdrawal (“GAW”).

The amount of the GAW is initially determined based, in part, on the age of the Covered Person or, if there are joint Covered Persons, on the age of the younger Covered Person. If there are joint Covered Persons, unless otherwise elected, the Installments will continue until the death of the second life. In order to be a joint Covered Person under this Contract, a joint Covered Person must be and remain the Plan Participant’s spouse and the sole beneficiary of the Plan Participant’s Account.

The sum of the Installments over a 12-month period measured between Ratchet Dates may be less than the GAW. Except as otherwise provided in Section 10.03, Great-West will not increase Installments unless the GLWB Participant provides written notice to Great-West in accordance with this Contract. If the entire GAW is not taken as Installments, the amount not taken does not increase future GAWs. Upon written notice to Great-West provided at any time before the Settlement Phase, the GLWB Participant may alter the frequency of Installments and the amount of Installments, and discontinue Installments altogether.
7.02    GLWB Investment Restrictions
All Contributions and value in the GLWB Participant’s Account must be allocated to Variable Accounts that invest in Covered Funds.
7.03    Restoration of the Benefit Base
If Plan Sponsor terminates a guaranteed lifetime withdrawal benefit contract (“Old GLWB Contract”) of Great‑West or its affiliate and maps covered fund assets from the Old GLWB Contract into this Contract, Great‑West will take a Plan Participant’s Benefit Base and applicable GAW, as measured on the Old GLWB Contract termination date and restore such amounts under this Contract only if the Plan Sponsor: (i) invests all Old GLWB Contract covered fund proceeds to comparable Covered Fund(s) in this Contract (as determined by Great-West); and (ii) submits a request, in Good Order, to restore the Benefit Base. GLWB Participants already in the Settlement Phase in the Old GLWB Contract will continue in Settlement Phase in this Contract.

7.04    Cancellation of the GLWB
The GLWB is cancelled when the GLWB Participant’s Covered Fund Value and Benefit Base are reduced to zero before the Settlement Phase as a result of one or more Excess Withdrawals. If the GLWB is cancelled, the Benefit Base, GAW, and any other benefit accrued or received under the GLWB will terminate.
Numerical Example Where GLWB Is NOT Cancelled:
Attained Age: 67
Current Benefit Base = $100,000
Current Covered Fund Value = $55,000
Current GAW%: 5%
Current GAW Installment amount = $5,000
Covered Fund Value after GAW payment = $55,000 - $5,000 = $50,000

Covered Fund Value before the Excess Withdrawal adjustment = $50,000
Excess Withdrawal amount: $49,500
Covered Fund Value after Excess Withdrawal = $50,000 - $49,500 = $500
Covered Fund Value adjustment = $500/$50,000 = 0.01
Adjusted Benefit Base = $100,000 x 0.01 = $1,000

New GAW Installment amount = $1,000 * 5% = $50
Numerical Example Where GLWB Is Cancelled:
Attained Age: 67
Current Benefit Base = $100,000
Current Covered Fund Value = $55,000
Current GAW%: 5%
Current GAW Installment amount = $5,000
Covered Fund Value after GAW payment = $55,000 - $5,000 = $50,000

Covered Fund Value before the Excess Withdrawal adjustment = $50,000
Excess Withdrawal amount: $50,000
Covered Fund Value after Excess Withdrawal = $50,000 - $50,000 = $0
Covered Fund Value adjustment = $0/$50,000 = 0
Adjusted Benefit Base = $100,000 x 0 = $0

So, as the Benefit Base is depleted, the GLWB is cancelled.
7.05    Termination of the GLWB
The GLWB will automatically terminate for a GLWB Participant as provided in this Contract for reasons including, but not limited to, those set forth below:

•	on the Annuity Commencement Date described in Section 12.

•	upon death of the GLWB Participant if there is no surviving Covered Person or, if there are joint Covered Persons, the death of the second to die if the second Covered Person continues the Contract.

•	[subject to any grace period described in Section 13,] if Great-West does not receive the Guarantee Benefit Fee assessed on a GLWB Participant’s Account Value on the date the fee is due.

•	if the Plan Sponsor discontinues the use of a Great-West approved Covered Fund and does not consent to transfer such Covered Fund to a comparable Covered Fund currently made available by Great-West.

•
if the Plan contains a small account payout provision that is activated and the GLWB Participant does not elect a rollover distribution to an Individual Retirement Account (“IRA”) or an Individual Retirement Annuity that offers a Great-West approved GLWB feature.

•	if the Plan Sponsor terminates this Contract and the GLWB Participant is not in the Settlement Phase (as described in Section 15.03).

SECTION 8.	GLWB-THE ACCUMULATION PHASE AND CALCULATION OF THE BENEFIT BASE
8.01    Benefit Base
Each Covered Fund has its own Benefit Base. Depending on the Covered Fund, the Benefit Base will be initially set at the Covered Fund Value on either the Business Day the GLWB is “triggered,” or upon the first Contribution allocated to the Covered Fund. For Covered Funds that are Great-West SecureFoundation Lifetime Funds, the “Trigger Date” is the first Business Day of the year 10 years before the “target date” of the Covered Fund-e.g., the Trigger Date for the Great‑West SecureFoundation Lifetime 2030 Fund will be the first Business Day of January 2020. For all other Covered Funds, the Benefit Base initially is determined upon the first Contribution allocated to the Covered Fund, and will equal that amount. Because the GLWB is effective upon the initial Contribution to such other Covered Funds, there is no Trigger Date for such other Covered Funds.

The Benefit Base cannot exceed [$5,000,000]. Any value over [$5,000,000] will be considered excess Covered Fund Value and will not be used to calculate GAWs or the Guarantee Benefit Fee (described in Section 13.01). A GLWB Participant may access any excess Covered Fund Value on a dollar for dollar basis without reducing the Benefit Base. However, if the Covered Fund Value falls below [$5,000,000] based on Excess Withdrawals, the Benefit Base will adjust pursuant to the terms of the Contract.
8.02    Additional Contributions
Subject to ERISA, as applicable, the Code, and terms of the Plan and this Contract, additional Contributions may be allocated to the Covered Fund(s) at any time until the Settlement Phase begins. Additional Contributions will increase the Benefit Base dollar-for-dollar. The Contractholder or a Plan Participant, as applicable, must submit a request, in Good Order, that any excess salary reduction Contributions be distributed in a timely manner in accordance with the Code. Such distribution will be an Excess Withdrawal as provided in Section 8.04.

Great-West shall provide GLWB Participants 30 calendar days advance written notice before no longer accepting additional Contributions. After Great-West has provided such notice, GLWB Participants retain all other rights under this Contract except the right to make additional Contributions under this Contract.
8.03    Annual Adjustments to Benefit Base
On each Ratchet Date during the Accumulation Phase, the Benefit Base automatically adjusts to the greater of:

•	the current Benefit Base; and

•	the current Covered Fund Value.

8.04	Effect of Withdrawals, Distributions and Transfers during the Accumulation Phase
An election to take out a withdrawal during the Accumulation Phase will be considered an Excess Withdrawal that will be deducted from both the Benefit Base and the Covered Fund Value. The Benefit Base will be adjusted by the ratio of the Covered Fund Value immediately after the Excess Withdrawal to the Covered Fund Value immediately before the Excess Withdrawal. During the Accumulation Phase, all withdrawals, Distributions, and Transfers will result in a permanent reduction in future GAWs.

Numerical Example
Covered Fund Value before the Excess Withdrawal adjustment = $50,000
Benefit Base = $100,000
Excess Withdrawal amount: $10,000
Covered Fund Value after adjustment= $50,000 - $10,000 = $40,000
Covered Fund Value adjustment = $40,000/$50,000 = 0.80
Adjusted Benefit Base = $100,000 x 0.80 = $80,000

Any Transfer out of a Covered Fund(s) by the GLWB Participant during the Accumulation Phase will be an Excess Withdrawal. If a GLWB Participant transfers GLWB Participant Account Value out of a Covered Fund, he or she will be prohibited from making any Transfer into the same Covered Fund(s) for at least 90 calendar days.

At the time of any partial or periodic Distribution, if the Covered Person(s) is [55] years of age or older and there has been a distribution event under the Code, the GLWB Participant may elect to begin receiving Installments and establish his or her GAW% at that time. If the GLWB Participant chooses not to establish the GAW%, the Distribution will be treated as an Excess Withdrawal. If the Covered Person(s) is not yet [55] years old, then any partial or periodic Distribution will be treated as an Excess Withdrawal.

Any Distribution from the Covered Fund(s) required to satisfy any contribution limitation imposed by the Code, on the Plan or on the Plan Participant will be an Excess Withdrawal at all times.

A GLWB Participant should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount and other tax implications of RMD withdrawals during the Accumulation Phase of this Contract.
8.05    Loans During the Accumulation Phase
If the Plan permits loans, loans will be available to a Plan Participant in accordance with the terms set forth in the Plan and the loan application form. Any amount withdrawn from the Covered Fund Value to fund the loan will be treated as an Excess Withdrawal. Loan repayments to the Covered Fund(s) will increase the Benefit Base dollar‑for‑dollar and are invested in the Covered Fund dollar-for-dollar.
8.06    QDROs during Accumulation Phase
A Plan Participant must notify Great-West and the Plan Sponsor in the event of divorce, and Plan Sponsor must confirm receipt of such notice with Great-West. A request in connection with a Qualified Domestic Relations Order (QDRO) must be approved by the Plan Sponsor, except as otherwise agreed, and received in Good Order. Great‑West will make a payment to the Alternate Payees or establish an Account on behalf of the Alternate Payees named in such order. As applicable, the Alternate Payees shall be treated as a surviving spouse for purposes of Code § 401(a)(9) and shall be responsible for submitting a request, in Good Order, to begin Distributions in accordance with the Code.

With respect to a spouse Alternate Payee, Great-West will establish an Account on behalf of the Alternate Payee where the GLWB Participant’s Benefit Base and Covered Fund Value are divided pursuant to the QDRO. Alternatively, a spouse Alternate Payee may elect to either (1) establish a new Benefit Base where the Benefit Base equals the Covered Fund Value on the date the Alternate Payee’s Account is established, or (2) elect to receive a lump sum payment of the applicable portion of the Covered Fund Value in accordance with the QDRO. If the spouse Alternate Payee elects to begin GAWs in accordance with this Contract, the spouse Alternate Payee will become the single Covered Person and will be subject to the Plan and Code. The spouse Alternate Payee cannot select a joint Covered Person.

A non-spouse Alternate Payee cannot elect to maintain the current Benefit Base. Additionally, a non-spouse Alternate Payee cannot elect to become a GLWB Participant. With respect to a non-spouse Alternate Payee, Great-West will make a lump sum payment or transfer outside of this Contract of the applicable portion of the Covered Fund Value in accordance with the QDRO.

Any election made by the Alternate Payee pursuant to this section is irrevocable.
8.07    Death during Accumulation Phase
A Beneficiary is not entitled to establish or maintain a Benefit Base or maintain a Covered Fund Value. Additionally, a Beneficiary is not entitled to start or continue to receive GAWs or Installments. If a GLWB Participant dies before the Initial Installment Date, then the deceased GLWB Participant’s Benefit Base will be reduced to zero and the Covered Fund Value (on the date of the GLWB Participant’s death) will be paid to the Beneficiary in a lump sum or in accordance with the terms of the Plan or the Beneficiary’s election.

SECTION 9.	GLWB-THE WITHDRAWAL PHASE
9.01    Calculation of Guaranteed Annual Withdrawal
The GAW is based on a percentage of the Benefit Base pursuant to the schedule set forth on the Contract Data Page. The GAW is calculated by multiplying the Benefit Base by the GAW percentage (GAW%), based on the age of the Covered Person(s) on the Initial Installment Date.

When a request to begin Installments is made in Good Order, Great-West will compare the current Benefit Base to the current Covered Fund Value on the day payment of GAWs begins (i.e., the Initial Installment Date). If the Covered Fund Value exceeds the Benefit Base on the Initial Installment Date, then the Covered Fund Value will become the Benefit Base and the GAW will be based on that amount. The GLWB Participant may request a maximum Installment equal to the GAW divided by the number of payments per year under the elected Installment Frequency Option, as defined in Section 9.02.

The GLWB Participant must provide information sufficient for Great-West to determine the age of each Covered Person. Installments will not begin and an Initial Installment Date will not be recorded until Great‑West receives appropriate information about the Covered Person(s) in Good Order.

Single Covered Person: The Plan Participant may elect to be the only Covered Person under the Contract. GAWs will not begin until the single Covered Person attains age [55] and has a distributable event under the Plan and the Code.

Joint Covered Person: The Plan Participant may select a joint Covered Person. The joint Covered Person must be the Plan Participant’s spouse and sole designated Beneficiary under the Plan. In the event of divorce, the joint Covered Person is no longer a spouse and, consequently, is no longer a Covered Person. The selection of a joint Covered Person is irrevocable. GAWs cannot begin until both Covered Persons reach age [55] and there is a distributable event under the Plan and the Code. The GAW% will be determined by the age of the younger Covered Person on the Initial Installment Date.

A GLWB Participant may elect to receive Installments totaling less than the GAW amount.

Example: If the Benefit Base equals $100,000 and the GAW% is 4.00%, then a GLWB Participant can elect to receive the GAW in the form of Installments totaling $4,000, but the Participant may elect to receive Installments totaling less than $4,000.

Great-West will not increase Installments unless the GLWB Participant provides Great-West with at least 30 calendar days’ advance notice of the GLWB Participant’s request to increase Installments.

A GLWB Participant who is not receiving the entire GAW in the 12 month period following a Ratchet Date cannot request to receive the amount of the GAW not taken during that 12-month period after such 12-month period has passed.

Withdrawals in excess of the GAW will result in a permanent reduction in future GAWs. A GLWB Participant may contact Great-West before requesting a withdrawal to obtain a personalized, transaction‑specific, calculation showing the effect of any Excess Withdrawal.

GAWs before age 59½ may result in certain tax penalties, and may not be permissible while the Plan Participant is still actively employed.

A GLWB Participant should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount and, more generally, the tax implications of RMD withdrawals during the Withdrawal Phase of this Contract.

9.02    Installment Frequency Options
Installment Frequency Options are as follows:

•	Annual - the GAW will be paid on the Initial Installment Date and each anniversary annually thereafter.

•	Semi-Annual - half of the GAW will be paid on the Initial Installment Date and in Installments every 6 month anniversary thereafter.

•	Quarterly - one quarter of the GAW will be paid on the Initial Installment Date and in Installments every 3 month anniversary thereafter.

•	Monthly - one-twelfth of the GAW will be paid on the Initial Installment Date and in Installments every monthly anniversary thereafter.

A GLWB Participant can change the frequency of Installments at any time before the Settlement Phase by providing Great-West with at least 30 calendar days’ advance notice of the GLWB Participant’s request to change the frequency of Installments.
9.03    Effect of Installments on Covered Fund Value
Installments will reduce the Covered Fund Value on a dollar-for-dollar basis.
9.04    Ratchet to Benefit Base during the Withdrawal Phase
On each Ratchet Date, the Benefit Base automatically adjusts to the greater of:

•	the current Benefit Base; and

•	the current Covered Fund Value.
Great-West will not automatically increase Installments to reflect a Ratchet. If the maximum GAW amount is increased by Ratchet, Great-West will increase Installments only if directed to do so by the GLWB Participant.
9.05    Resets of Guaranteed Annual Withdrawals during the Withdrawal Phase
On the Ratchet Date each year after a GLWB Participant has begun receiving GAWs, Great-West will determine whether the Covered Fund Value as of the Ratchet Date multiplied by the GAW% (based on the GLWB Participant’s Attained Age on such Ratchet Date) is greater than the current Benefit Base multiplied by the current applicable GAW%. If so, Great-West will automatically reset the GLWB Participant’s Benefit Base to the Covered Fund Value as of the Ratchet Date, and reset the GAW% to the GAW% for the GLWB Participant’s Attained Age as of the Ratchet Date. If a Reset of the GAW amount occurs, it will be effective on that Ratchet Date; the Ratchet Date does not change as a result of a Reset of the GAW amount.

Great-West will not increase Installments paid to a GLWB Participant to reflect a GAW increased by Reset unless directed to do so by the GLWB Participant.

Numerical Example When Reset is Beneficial:
Age at Initial Installment Date: 60
Attained Age: 70
Covered Fund Value = $120,000
Current Benefit Base = $125,000
Current GAW% before Ratchet Date: 4%
Attained Age GAW% after Ratchet Date: 6%
(Current GAW%) x (Current Benefit Base) = 4% x $125,000 = $5,000
(Attained Age GAW%) x (Covered Fund Value) = 6% x $120,000 = $7,200
Because the new GAW ($7,200) is greater than the current GAW ($5,000), there is a Reset.
New GAW is $7,200
New Benefit Base is $120,000
New GAW% is 6%

Numerical Example When Reset is NOT Beneficial:
Age at Initial Installment Date: 60
Attained Age: 70
Covered Fund Value = $75,000
Current Benefit Base = $125,000
Current GAW % before Ratchet: 4%
Attained Age GAW% after Ratchet Date: 6%
(Current GAW %) x (Current Benefit Base) = 4% x $125,000 = $5,000
(Attained age withdrawal %) x (Covered Fund Value) = 6% x $75,000 = $4,500
Because $4,500 is less than current GAW of $5,000, there is no Reset.
9.06    Effect of Excess Withdrawals during the Withdrawal Phase
After the Initial Installment Date, a Distribution or Transfer combined with all other amounts in excess of the GAW will be considered an Excess Withdrawal. The Benefit Base and GAW will be adjusted by the ratio of the new Covered Fund Value (after the Excess Withdrawal) to the previous Covered Fund Value (after the GAW).

Numerical Example:
Covered Fund Value before GAW = $55,000
Benefit Base = $100,000
GAW %: 5%
GAW Amount = $100,000 x 5% = $5,000

Total annual withdrawal: $10,000
Excess Withdrawal = $10,000 - $5,000 = $5,000
Covered Fund Value after GAW = $55,000 - $5,000 = $50,000
Covered Fund Value after Excess Withdrawal = $50,000 - $5,000 = $45,000
Covered Fund Value Adjustment due to Excess Withdrawal = $45,000/$50,000 = 0.90
Adjusted Benefit Base = $100,000 x 0.90 = $90,000
Adjusted GAW Amount (assuming no Benefit Base increase on succeeding Ratchet Date) = $90,000 x 5% = $4,500

If an Excess Withdrawal occurs, Great-West will adjust the Covered Fund Value, Benefit Base, GAW and Installments as follows:

•	The Benefit Base, Covered Fund Value, and GAW are adjusted immediately in the event of an Excess Withdrawal.

•
If such an adjustment results in a lower GAW amount, Great-West will not decrease any remaining Installments scheduled to be paid before the next Ratchet Date unless directed to do so by the GLWB Participant. However, on the next Ratchet Date, Great-West will automatically reduce the amount of the Installments in accordance with Section 9 of this Contract to reflect the adjusted GAW.

9.07    Effect of Loan
If a Plan permits loans:

•	A Plan Participant with an outstanding loan balance can begin receiving GAWs.

•	A Plan Participant in the Withdrawal Phase can elect to take a loan.

A loan is treated as an Excess Withdrawal and reduces the Benefit Base proportionally to the amount by which the loan reduces the Covered Fund Value. Loan repayments allocated to applicable Covered Funds will be treated as additional Contributions and will increase the Benefit Base dollar for dollar.
9.08    Lump Sum Distributions and Change of Installment Frequency during Withdrawal Phase
The GLWB Participant may request to change the Installment frequency during the Withdrawal Phase. Each such request must be in Good Order.

At any time during the Withdrawal Phase, the GLWB Participant receiving Installments more frequently than annually may elect to take a lump sum Distribution up to the remaining scheduled amount of the GAW for that year

(i.e., the 12-month period from one Ratchet Date to the next Ratchet Date). It is the GLWB Participant’s responsibility to request the suspension of the remaining Installments that are scheduled to be paid during the year (until the next Ratchet Date) and to re-establish Installments that will commence upon the next Ratchet Date, if applicable.

•
If the GLWB Participant chooses not to suspend remaining Installments for the year, Excess Withdrawals may occur and, consequently, a Benefit Base adjustment may also occur. Except as otherwise provided in Section 9.06 of this Contract, Installments will continue at the amount and frequency previously elected until changed by the GLWB Participant and, accordingly, Excess Withdrawals may continue to occur.

•
If the GLWB Participant elects to suspend the remaining Installments, no additional Installments will be made unless the GLWB Participant notifies Great-West to recommence Installments. To recommence Installments, the GLWB Participant must provide Great-West with at least 30 calendar days’ advance notice of the GLWB Participant’s request to recommence Installments.

A GLWB Participant’s Withdrawal Phase Ratchet Date will remain in effect while Installments are suspended.
9.09    QDROs during Withdrawal Phase
A Plan Participant must notify Great-West and the Plan Sponsor in the event of divorce, and Plan Sponsor must confirm receipt of such notice with Great-West. A request in connection with a Qualified Domestic Relations Order (QDRO) must be approved by the Plan Sponsor, except as otherwise agreed, and received in Good Order. Great-West will make payment to Alternate Payees or establish an Account on behalf of the Alternate Payees named in such order. As applicable, the Alternate Payees shall be treated as a surviving spouse for purposes of Code section 401(a)(9) and shall be responsible for submitting a request, in Good Order, to begin Distributions in accordance with the Code.

Pursuant to the instructions in the QDRO, if there is a single Covered Person, the Plan Participant’s Benefit Base and his/her respective Covered Fund Value will be divided in the proportion specified in the QDRO as of the effective date of the QDRO. The Plan Participant may continue to receive the proportional GAWs after the Accounts are split. With respect to a spouse Alternate Payee, Great-West will establish an Account on behalf of the Alternate Payee where the GLWB Participant’s Benefit Base and Covered Fund Value are divided pursuant to the QDRO and where the Alternate Payee is in the Accumulation Phase. Alternatively, a spouse Alternate Payee may elect to either (1) establish a new Benefit Base in the Accumulation Phase where the Benefit Base equals the Covered Fund Value on the date the Alternate Payee’s Account is established, or (2) elect to receive a lump sum payment of the applicable portion of the Covered Fund Value in accordance with the QDRO. If the spouse Alternate Payee elects to begin GAWs in accordance with this Contract, the spouse Alternate Payee will become single Covered Person and will be subject to the Plan, Contract, and Code. The spouse Alternate Payee cannot select a joint Covered Person.

If there are joint Covered Persons, the Plan Participant’s Benefit Base and respective Covered Fund Value will be divided as specified in the QDRO as of the effective date of the QDRO. The Plan Participant may continue to receive the proportional GAWs after the accounts are split, based on the amounts calculated pursuant to the joint Covered Persons GAW%. After the split, the Plan Participant will continue to receive the joint Covered Person GAW% for the life of the Plan Participant, but the Plan Participant cannot select a new joint Covered Person - the Plan Participant will be deemed to have selected a joint Covered Person of the same age and date of birth of the Plan Participant where the joint Covered Person predeceased the Plan Participant. With respect to a spouse Alternate Payee, Great-West will establish an Account on behalf of the Alternate Payee where the GLWB Participant’s Benefit Base and Covered Fund Value are divided pursuant to the QDRO and where the Alternate Payee is in the Accumulation Phase. Alternatively, a spouse Alternate Payee may elect to either (1) establish a new Benefit Base in the Accumulation Phase where the Benefit Base equals the Covered Fund Value on the date the Alternate Payee’s Account is established, or (2) elect to receive a lump sum payment of the applicable portion of the Covered Fund Value in accordance with the QDRO. If the spouse Alternate Payee elects to begin GAWs in accordance with this Contract, the spouse Alternate Payee will only receive the applicable joint Covered Person GAW% set forth on the Contract Data Page for the life of the Alternate Payee, and the spouse Alternate Payee will not be able to select a new joint Covered Person - the spouse Alternate Payee shall be deemed to have selected a joint Covered Person of the same age and date of birth of the Alternate Payee where the joint Covered Person predeceased the spouse Alternate Payee.

Regardless of whether there is a single Covered Person or joint Covered Persons, a non-spouse Alternate Payee cannot elect to maintain the current Benefit Base. Additionally, a non-spouse Alternate Payee cannot elect to become a GLWB Participant. With respect to a non-spouse Alternate Payee, Great-West will make a lump sum payment or transfer outside of this Contract of the applicable portion of the Covered Fund Value in accordance with the QDRO.

If Great-West does not receive a QDRO, the Plan Participant’s former spouse will not be eligible to receive GAWs under this Contract. In such case, the former spouse shall be deemed to have predeceased the GLWB Participant, which means that the Plan Participant will continue to receive the GAWs for his or her life, but GAWs will not continue for the former spouse’s life because the former spouse will no longer qualify as a Covered Person.

Any election made by the Alternate Payee pursuant to this section is irrevocable.
9.10    Vesting
A GLWB Participant must be fully vested under the Plan before he or she can begin receiving GAWs.

Should a GLWB Participant not become fully vested because of severance from service or for any other reason, any unvested Covered Fund Value will be returned pursuant to the Plan’s instructions. Any amount returned pursuant to the Plan’s instructions is considered an Excess Withdrawal and the Benefit Base will be adjusted proportionately.
9.11    Payments on Death During Withdrawal Phase
If the GLWB Participant Dies After the Initial Installment Date as a Single Covered Person
If the GLWB Participant dies after the Initial Installment Date without a second Covered Person, the GLWB will terminate and no further Installments will be paid. The remaining Covered Fund Value will be distributed to the Beneficiary in accordance with Plan provisions or a separate Beneficiary election. A Beneficiary is not entitled to establish or maintain a Benefit Base. Additionally, a Beneficiary is not entitled to start or continue to receive Installments or GAWs.

If the GLWB Participant Dies After the Initial Installment Date and while a Joint Covered Person is Living
If permitted by the Contract and the Code, upon the death of a GLWB Participant who has selected a joint Covered Person, the joint Covered Person will receive, until his or her death, Installments based on the deceased GLWB Participant’s election. Upon death of the joint Covered Person, the GLWB will terminate, no further Installments will be paid, and any remaining Covered Fund Value will be distributed in accordance with the Code and the terms of the Plan.

Alternatively, the surviving Covered Person may elect to receive the Covered Fund Value as a lump sum Distribution.

Any election made by the Beneficiary pursuant to this section is irrevocable.

SECTION 10.	GLWB-THE SETTLEMENT PHASE
10.01    Contract Rights and Benefits
The Settlement Phase begins when the Covered Fund Value declines to zero by means other than an Excess Withdrawal, provided the Benefit Base remains positive. When the Settlement Phase begins, if the remaining Covered Fund Value is less than the amount of the final Installment in the Withdrawal Phase, Great-West will pay the remaining balance of the Installment within 7 calendar days from the Installment Date. During the Settlement Phase, rights to receive Installments will continue, but all other rights and benefits under the Contract will terminate.
10.02    Fees
The Guarantee Benefit Fee (described in Section 13) will not be deducted during the Settlement Phase.
10.03    Installments
Great-West will continue to pay Installments at the frequency selected by Covered Person and in effect at the time the Covered Fund Value declines to zero. The amount and frequency of Installments cannot be changed during the Settlement Phase.

Great‑West will automatically adjust the Installments to reflect the GAW amount once the Settlement Phase begins.
10.04    QDROs during the Settlement Phase
If a request made in connection with a QDRO is made during the Settlement Phase, and received in Good Order, Great-West will divide the Installment pursuant to the terms of the QDRO, but Installments will not continue beyond the date on which they would have otherwise terminated had the divorce not occurred.
10.05    Death during the Settlement Phase
When the last Covered Person dies during the Settlement Phase, the GLWB will terminate and no additional Installments will be paid to the Beneficiary.

SECTION 11.	DISTRIBUTIONS FROM ACCOUNTS
11.01    Distribution Requirements
Notwithstanding any provision herein to the contrary, distributions to a Payee entitled to receive all or a portion of GLWB Participant Account Value may only be made in accordance with the terms of the Plan and applicable Code sections and the Contract, and will be tax reported under the applicable rules in effect on the date of distribution. Great-West will rely on information provided by Plan Sponsor or its designee with respect to the timing and amount of any benefit payable to a Payee under this Contract. Great-West will not process any distributions to a Payee without instructions from the Plan Sponsor or its designee.
11.02    Rollovers
If the Payee of an eligible rollover distribution elects to have the distribution paid directly to a specified eligible retirement plan, as defined in Code § 402(c)(8)(B), then the distribution will be paid to that eligible retirement plan in a direct rollover. If the Plan provides for mandatory Distributions under Code § 401(a)(31)(B), such Distributions will be sent to the IRA provider selected by Plan Sponsor pursuant to the Plan Sponsor’s or its designee’s instructions. A rollover distribution may reduce the Benefit Base to zero.
11.03    Establishment of Alternate Payee Account
A request in connection with a Qualified Domestic Relations Order (QDRO) must be approved by Plan Sponsor or its delegate, and received in Good Order. Great-West will make payment to the Alternate Payee and/or establish an Account on behalf of the Alternate Payee named in such order. If applicable, the Alternate Payee will be treated as a surviving spouse for purposes of Code § 401(a)(9) and will be responsible for submitting a request, in Good Order, to begin Distributions in accordance with the Code.
11.04    Required Minimum Distributions
Plan Participants are required by the Code to begin receiving required minimum distributions (“RMDs”) as of their required beginning date, which is generally April 1 of the calendar year following the later of: (a) attainment of age 70½; or (b) retirement, or such other date as may be prescribed in the Code. RMDs made under this Contract will reduce Covered Fund Value and will be made only in a manner consistent with Code§ 401(a)(9). It is a Plan Participant’s or Plan Sponsor’s responsibility to request payments in accordance with the minimum distribution requirements; such requests must be in Good Order. Great-West is not responsible for any penalties resulting from a failure to request timely payments in the proper amount.

Any RMDs during the Accumulation Phase are considered an Excess Withdrawal.

During the Withdrawal Phase, withdrawals taken to satisfy RMD requirements of a Covered Person will not be treated as Excess Withdrawals to the extent that the RMD is attributable to his or her Covered Fund Value, which is the proportional amount of the total account value under the Plan that is invested in Covered Funds, and the RMD election is based on life expectancy.

RMD Numerical Example #1:

•	Total Account Value under the Plan= $100,000

•	SecureFoundation Covered Fund Value = $50,000 (50% of total account value under the Plan)

•	Plan Account Value Held in Other Investments= $50,000 (50% of total account value under the Plan)

•	GAW = $2,500

•	Total RMD Attributable to the Plan = $3,000

•	RMD attributable to the SecureFoundation Covered Fund = $3,000 x 0.50 = $1,500

Under these circumstances, the GLWB Participant may take the full $2,500 GAW, but the remaining $500 needed for RMDs would be considered an Excess Withdrawal if taken from the Covered Fund. To avoid the Excess Withdrawal, the GLWB Participant would need to take the remaining $500 RMD from the GLWB Participant’s other Plan account assets.

RMD Numerical Example #2:

•	Total Account Value under the Plan = $100,000

•	SecureFoundation Covered Fund Value = $50,000 (50% of total account value under the Plan)

•	Plan Account Value Held in Other Investments = $50,000 (50% of total account value under the Plan)

•	GAW = $2,500

•	Total RMD Attributable to the Plan = $6,200

•	RMD attributable to the SecureFoundation Covered Fund = $6,200 x 0.50 = $3,100

Under these circumstances, the GLWB Participant may take the full $2,500 GAW and may take an additional $600 for RMDs out of the Covered Fund - this additional $600 needed for RMDs would not be considered an Excess Withdrawal. In order to satisfy the remaining $3,100 in RMDs without taking an Excess Withdrawal, the GLWB Participant would need to withdraw the remaining $3,100 from the GLWB Participant’s other Plan account assets.

A GLWB Participant should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount.
11.05    Distributions after the GLWB Participant’s Death
If the GLWB Participant dies during the Accumulation Phase, then any amounts payable to the Beneficiary will be paid or distributed as provided in Section 8.07. If the GLWB Participant dies during the Withdrawal Phase, then any amounts payable to the Beneficiary will be paid or distributed as provided in Section 9.11.

Distributions to Beneficiaries must begin at the time prescribed by, and in a manner and amount consistent with, Code § 401(a)(9) as it is in effect at the time of the Distribution. It is the Beneficiary’s responsibility to request payments and to pay any penalties resulting from a failure to request timely payments in the proper amount; any such request must be in Good Order. A Beneficiary may not receive more than the GLWB Participant Account Value.

When the last Covered Person dies during the Settlement Phase, the GLWB will terminate and no additional Installments will be paid to the Beneficiary.
11.06    Plan-to-Plan Transfers
A GLWB Participant or Beneficiary may direct that all or a portion of the GLWB Participant Account Value be transferred in a single sum to a contract under the retirement plan of another plan sponsor. Such transfers will be treated as Excess Withdrawals and will be permitted provided:

•	Both the transferor and transferee retirement plan provide for such transfers, and the transfer satisfies the terms of the Plan and applicable provisions of the Code;

•	In the case of a transfer for a GLWB Participant, the GLWB Participant is an employee or former employee of the plan sponsor (or the business of the plan sponsor) for the receiving plan;

•	In the case of a transfer for a Beneficiary, the GLWB Participant was an employee or former employee of the plan sponsor (or the business of the plan sponsor) for the receiving plan;

•	Great-West receives a request, in Good Order, for such transfer; and

•	The restrictions, if any, contained in any riders allow such transfer.

SECTION 12.	ANNUITY PAYMENT OPTIONS
12.01    Overview
A GLWB Participant may choose to purchase an annuity in accordance with Section 12 of this Contract by providing Great-West written notice of the GLWB Participant’s Annuity Commencement Date, annuity option, and the frequency of annuity payments. In order to purchase, or change the election of, an annuity, Great-West must receive the GLWB Participant’s request, in Good Order, at least 30 calendar days before the Annuity Commencement Date. The Annuity Commencement Date can be no later than the GLWB Participant’s 99th birthday.
The minimum amount that may be applied under the elected annuity option is [$5,000]. If any payments to be made under the elected annuity payment option will be less than [$50], Great-West may make the payments in the most frequent interval that produces a payment of at least [$50].

If a GLWB Participant is entitled to distributions under applicable terms and provisions of the Plan and begins receiving annuity payments, then the GLWB will terminate for those Covered Fund assets applied to an annuity payment option and all previously incurred Guarantee Benefit Fees will not be refunded.
12.02    Annuity Payment Options
If, based upon information provided by Plan Sponsor, the GLWB Participant or Beneficiary is entitled to a Distribution under the applicable terms and provisions of the Plan and the Code sections governing the Plan, all or a portion of an Account may be applied to an annuity payment option selected by the GLWB Participant or Beneficiary, so long as the requirements of Code § 401(a)(9) are met. Thereafter, this Contract will no longer be applicable with respect to amounts applied to the annuity payment option. Great-West will issue to the GLWB Participant or Beneficiary to whom annuity payments are to be made an annuity certificate describing the material provisions and benefits payable under the elected annuity payment option.
Subject to the terms of the Plan, a GLWB Participant may elect the following annuity payment options:

•	Paid-Up Fixed Life Only Annuity; and

•	Paid-Up Fixed Joint and Survivor Annuity.
A GLWB Participant may also select any other annuity payout option permitted by the Plan that Great-West may make available.
The GLWB Participant will be the payee of the annuity payout options made available, unless Great‑West receives other instructions in Good Order.
The amount used to purchase an annuity under Section 12 of this Contract is: (i) the portion of the vested GLWB Participant Account Value elected by a GLWB Participant, less (ii) any applicable tax, and less (iii) any fees and charges described in this Contract.

Annuities will be purchased using Great-West’s current purchase rates for contracts of this class at the time the annuity is purchased under Section 12 of this Contract. These rates will be at least as favorable to the Annuitant as an annuity purchased with rates based on the following actuarial assumptions:

•	Interest Rate Assumption: [1.00%]

•
Mortality Assumption: [2012 IAM Basic Female mortality table with Projection Scale G2 improvement factors applied; Static improvement from year of table (2012) to year of certificate issue, generational improvement thereafter]

•	Loading: [5.00%]

Great-West will review this guaranteed actuarial basis annually and may change it by providing at least 90 calendar days’ advance written notice to the Plan Sponsor. However, Great-West cannot change this guaranteed actuarial basis for the first 60 months after the Contract Date. After the first 60 months of the Contract, unless Great-West and Plan Sponsor otherwise agree in writing, Great-West will only change the guaranteed actuarial basis once in any sixty 60 month period, in which case the actuarial basis will be at least as favorable as the actuarial basis Great-West offers to any other Contractholder in the same class as this Contract at the time of such change.

The Plan Sponsor is responsible for determining the extent to which the Qualified Joint and Survivor Annuity (“QJSA”) and Qualified Preretirement Survivor Annuity rules under the Code or ERISA are applicable, and for compliance with such rules to the extent applicable.
12.03    Proof of Age and Survival
Great-West reserves the right to require proof of the annuitant’s or the GLWB Participant’s age before the date annuity payments begin. In addition, for life contingent annuity options, Great-West may require evidence of survival of any GLWB Participant periodically on or after the date annuity payments begin.

SECTION 13.	CONTRACT CHARGES AND OTHER FEES
13.01    Guarantee Benefit Fee
An annual fee will be deducted from GLWB Participant Account Value. Great-West will begin deducting the Guarantee Benefit Fee as follows:

•	from Covered Fund Value attributable to investment in a Great-West SecureFoundation Lifetime Fund, ten years before the “target date” of that Covered Fund;

•	from Covered Fund Value attributable to investment in all other Covered Funds, at the time Contributions and deposits are paid into the corresponding Variable Account.
Because the Benefit Base cannot exceed [$5,000,000], Great-West will not assess the Guarantee Benefit Fee on the portion of the GLWB Participant Account Value that exceeds [$5,000,000].

One-twelfth of the Guarantee Benefit Fee is deducted on a monthly basis in arrears, and will be paid by redeeming the number of Covered Fund shares or units equal in value to the Guarantee Benefit Fee amount. The percentage amount of the Guarantee Benefit Fee will not be lower than 0.70% and not higher than 1.5%, on an annualized basis, of the GLWB Participant Account Value attributable to investment in the Covered Fund. Great‑West will inform the GLWB Participant of the current percentage amount of the Guarantee Benefit Fee. Great‑West reserves the right to change the amount of and the frequency of the deduction of the Guarantee Benefit Fee, and will notify the GLWB Participant in writing at least thirty [30] calendar days before any such change.

However, Great-West will first begin assessing the Guarantee Benefit Fee in the first month following the month in which the Benefit Base is established to the extent all of the following occur: (1) the Plan Sponsor causes its Plan Participants to invest in a Covered Fund; (2) this investment is in a Covered Fund where the Benefit Base is established immediately upon investment; and (3) this investment in the Covered Fund occurs in the same month as the Contract Date and is the result of a conversion to Great-West from a previous provider.

The GLWB will terminate for a GLWB Participant if Great-West does not receive the Guarantee Benefit Fee assessed on his or her Covered Fund Value on the date it is due.

The Guarantee Benefit Fee is not deducted during the Settlement Phase.
13.02    Variable Asset Charge
A charge deducted from the GLWB Participant Account Value. One three hundred sixty-fifth (or one three hundred sixty-sixth in leap years) of the per annum charge is deducted daily. This charge will compensate Great-West for the expense risk it assumes in issuing and administering the Contracts and administering the Variable Annuity-8 Series Account. The Variable Asset Charge is assessed on the basis of GLWB Participant Account Value and collected through the calculation of the net investment factor described in Section 4.03. The annualized rate of this charge will not exceed 1.00%.
13.03    Contract Maintenance Charge
Great-West may assess a charge to reimburse Great-West and/or its affiliates for the costs of maintaining the Contract, including the costs for providing accounting and recordkeeping services. This charge will not be higher than $100.00 per year.

13.04    Covered Fund Expenses
The Variable Annuity-8 Series Account purchases shares of the Covered Funds that are available as investment options under the Contract at net asset value or unit value. The net asset value or unit value of each Covered Fund reflects expenses already deducted from the assets of that Covered Fund. Those asset-based fees, referred to as an “expense ratio,” consist of investment management fees, administrative expenses, and revenue sharing fees. The fees and expenses of the Covered Funds are not charges under the Contract, but are reflected in the share value of each Covered Fund.

The provider of a Covered Fund may assess redemption fees. Any such fees will be deducted from GLWB Participant Account Value.
13.05    Deductions for Premium Taxes and Other Taxes
Some states or other governmental entities charge premium taxes or similar taxes. Great-West is responsible for the payment of any such taxes and reserves the right to deduct the premium tax from GLWB Participant Account Value when the tax is due. Great-West will give notice to all GLWB Participants before imposing any such deductions from GLWB Participant Account Values. The applicable premium tax rates are subject to change by the respective state legislatures, by administrative interpretations, or by judicial act.

In addition, Great-West reserves the right to deduct charges in the future for federal, state, and local taxes for the economic burden resulting from the application of any tax laws that Great-West determines to be attributable to the Contract.
13.06    Service Charges and Fees
Great-West and/or its affiliates and the Plan Sponsor may enter into agreements for services to the Plan not otherwise provided for under this Contract. Charges and fees for these services are described in the agreement between Great-West and the Plan Sponsor.
13.07    Payment of Charges and Fees
With the exception of the Variable Asset Charge, the Guarantee Benefit Fee, and Covered Fund expenses, all charges and fees under the Contract may be billed directly to Plan Sponsor. If Plan Sponsor does not elect to have such charges and fees billed to Plan Sponsor, such charges and fees will be deducted from the GLWB Participant Account Value.

In all instances in which the Plan Sponsor has elected to be billed for any fees and charges and any of the fees or charges are unpaid after the date billed, as disclosed in and pursuant to the procedures in the fee disclosure and/or service agreement for the Plan and this Contract, Plan Sponsor and Contractholder hereby instruct Great-West to debit Accounts. Great-West may continue to deduct charges and fees quarterly from Accounts unless and until Plan Sponsor provides Great-West with written instructions to reinitiate billing.

[Great-West may change any charges and fees upon not fewer than [30] calendar days advance written notice to Plan Sponsor.]

[13.08    Grace Period
There is a grace period of [31] calendar days following the payment due date for remittance to Great-West of payments for fees and charges assessed under the Contract. During such grace period, the Contract will remain in force.]

SECTION 14.	OTHER CONTRACT PROVISIONS
14.01     Loans
If the Plan permits loans, loans will be available to a Plan Participant in accordance with the terms set forth in the Plan and the loan application form.

14.02     Misstatement of Age or Death
Great-West may require adequate proof of the age and death of the GLWB Participant before processing a request for GAWs and annuity payments. If the age of the GLWB Participant has been misstated, the Installment or annuity payment established for him or her will be made on the basis or his or her correct age.

If Installments or annuity payments made were too large because of a misstatement of age, Great-West may deduct the difference from the next payment or payments with interest. If payments were too small, Great-West may add the difference to the next payment with interest. Any interest payable will be made at the rate required by law.

SECTION 15.	Contract Termination
15.01    Notice of Contract Termination
Unless otherwise provided in this Contract, either Great-West or Plan Sponsor may terminate this Contract with advance written notice to the other party. The Contract termination date will be the [75th] calendar day after the date written notice is received in Good Order. If the [75th] calendar day is not a Business Day, the Contract termination date will be the Business Day immediately following the [75th] calendar day. Before the Contract termination date, Great-West and Plan Sponsor may agree to an alternate Contract termination date. Contract termination may not occur on the date selected by Plan Sponsor unless Great-West has received all required information. In such event, Great-West will maintain GLWB Participant Account Values until Great-West receives all required information.
15.02    Contract Termination Provisions
Plan Sponsor shall direct Great-West to pay the GLWB Participant Account Values as follows. Upon request, made in Good Order, Great‑West will remit the GLWB Participant Account Value at market value pursuant to Plan Sponsor’s instructions within 7 calendar days after the Contract termination date. Plan Sponsor and Contractholder hereby instructs Great-West to deduct any outstanding charges and fees, including the contract termination charge, if applicable, due to Great‑West from the amount remitted from any Variable Accounts.
15.03    If the Plan Sponsor Terminates this Contract
If the Plan Sponsor terminates this Contract, all benefits, rights, and privileges provided by this Contract, including without limitation, the GLWB, terminate. However, with respect to GLWB Participants in the Settlement Phase on the Contract termination date, such benefits, rights and privileges are not terminated until payments cease in accordance with Section 10.05 of this Contract and as described in the GLWB Participant certificate. If the Plan Sponsor terminates this Contract, the Plan Sponsor may not apply for a new contract until 90 calendar days after the date this Contract terminates. In this event, the provisions in this Contract will no longer apply.
The Benefit Base and Covered Fund Value will be reduced to zero and any and all other benefits provided under this Contract will terminate on the Contract termination date for GLWB Participants who: (i) are not eligible to receive distributions under the Plan; or (ii) are eligible to receive their distributions, but do not take a distribution and roll over the Covered Fund Value to an IRA offering the GLWB (as described in Section 15.06 of this Contract) before the Contract termination date.
15.04    If Great-West Terminates this Contract
If Great-West terminates this Contract, such termination will not adversely affect the GLWB Participant’s rights under this Contract, except that additional Contributions may not be invested in the Covered Funds other than reinvested dividends and capital gains.
15.05    Contract Termination due to Plan Termination
If the Plan Sponsor terminates the Plan, it shall notify Great-West of such Plan termination and no further Contributions shall be made to this Contract. Upon notice of Contract Termination Due to Plan Termination, Plan Sponsor agrees to provide any and all information and instructions Great-West requires to properly comply with Plan Sponsor’s notification of Plan termination.

Plan Sponsor acknowledges that the amount distributed from this Contract upon Plan Termination will be equal to the balance of each Account as reflected in the records of Great-West on the date of Distribution subject to the provisions in any rider(s), less all outstanding charges or fees, and reduced by any required income tax withholding or other applicable fees due upon distribution.
Plan Sponsor shall file any and all required Forms 5500.
If the Plan is abandoned, orphaned or if Plan Sponsor cannot be located or Plan Sponsor fails to provide appropriate representations and instructions to Great-West in connection with termination of the Plan, Great-West is authorized to accept notices, representations and instructions from the Plan administrator or trustee, the bankruptcy trustee for Plan Sponsor, the U.S. Department of Labor, if applicable, or an authorized and appropriate representative of Plan Sponsor. Great-West may also utilize any procedures promulgated by the U.S. Department of Labor, if applicable, or other applicable regulatory agencies for abandoned or orphaned plans including the facilitation of distributions to Payees performed by a Qualified Termination Administrator, as that term is defined under Federal law and regulations promulgated thereunder, or comparable person as allowed by applicable law.
15.06    Other Termination
This Contract and the GLWB will automatically terminate if: (i) the Plan Sponsor discontinues the use of a Great‑West approved Covered Fund, (ii) Great-West is unable to collect the Guarantee Benefit Fee; or (iii) Great‑West cannot effectively administer the GLWB. Should this Contract terminate under this Section 15.06, the Plan Sponsor, rather than Great-West, shall be deemed to have terminated this Contract.
In the event of any Contract termination, any GLWB Participant who is eligible to receive Distributions under the Plan before the Contract termination date may retain their Benefit Base from this Contract and their GAW, if applicable, as of the date of Distribution from the Covered Funds by electing a direct rollover of his or her Covered Fund assets to an Individual Retirement Account (“IRA”) or Individual Retirement Annuity so long as such IRA or Individual Retirement Annuity offers a Great-West approved GLWB feature.  If the GLWB Participants choose to transfer their Covered Fund assets to any investment vehicle not offering a GLWB portability option, the GLWB Participant’s Benefit Base and GAW, if applicable, will be reduced to zero as of the date of the Distribution from the Covered Funds.

SECTION 16.	GENERAL PROVISIONS
16.01    Contract
Great-West has issued this Contract to the Plan Sponsor and Contractholder in consideration of the application and the payment of Contributions.

This Contract is subject to the laws of the state in which it was delivered. Great-West reserves the right to interpret provisions of this Contract accordingly, and to amend this Contract as necessary to maintain compliance with applicable state and federal law and regulations.
16.02    Certificate or Other Statement
Great-West will issue a certificate for delivery:

•
to each person to whom annuity benefits are being paid pursuant to Section 12 of this Contract, a statement setting forth, in substance, the benefits payable under the elected annuity payment option; and

•	to each GLWB Participant reaching the Settlement Phase pursuant to Section 10 of this Contract.
16.03    Entire Contract
This Contract, including the application and any amendments, endorsements, letter agreements, specification page and/or riders, constitutes the entire contract between the Contractholder and Great-West.
All statements in the application, in the absence of fraud, have been accepted as representations and not warranties.
One or more provisions of the Contract may be clarified by letter agreement, amendment, or other writing executed by both Great-West and the Plan sponsor.

16.04    Contract Modification
Great-West may modify this Contract from time to time to conform it to tax or other law, including applicable regulations and rulings, without consent of Plan Sponsor, Contractholder, or any other person. Great-West will provide written notice and a copy of any such modification to Plan Sponsor as soon as reasonably practicable. Only the President, Vice-President, or the Secretary of Great-West, or their authorized designees, can agree on behalf of Great-West to modify any provisions of the Contract.
Plan Sponsor and Great-West may, by written agreement, make other modifications to the Contract, subject to the approval of the appropriate state department of insurance, if applicable. No such modification will, without the written consent of Plan Sponsor, affect the terms, provisions, or conditions of this Contract, which are or may be applicable to Contributions made before the date of such modification.
16.05    Plan Provisions
In all cases, the Plan document determines (subject to the Code) the specific features of the Plan, which may include the availability of certain types of investment options, distributions, loans, and other features allowed but not required under the Code. Any provision of this Contract which relates to a feature that conflicts with the Plan does not apply.

By issuing this Contract, Great-West does not undertake to either determine whether any payment, Distribution or Transfer complies with the terms of the Plan or applicable law, or otherwise administer the Plan.
16.06    Non-Participating
The Contract is Non-Participating. The Participant is not eligible to share in Great‑West’s divisible surplus.
16.07    Currency and Contributions
All amounts to be paid to or by Great-West must be in currency of the United States of America. All Contributions to the Contract must be made payable to Great-West or to a designee approved by Great-West.
16.08    Notices or other Communications
Great-West may provide any notice or demand to Plan Sponsor, Contractholder, GLWB Participant, Covered Person, Beneficiary, Alternate Payee, or other person, by either sending it to such person’s last known address, email address, or facsimile number on file with Great-West, or by posting it to an electronic network or website so long as a separate email notice is sent to the email address on file with Great-West.
An application, report, request, election, direction, notice or demand by a Contractholder, any GLWB Participant or other Covered Person(s), if applicable, must be made in Good Order. When Great-West requires it, Plan Sponsor will obtain the signature of the Payee on forms provided by Great-West. Great-West must first approve any written materials describing the Contract that are developed by any other person.
16.09    Disclaimer
Nothing contained in this Contract shall be construed to be tax or legal advice, and Great-West assumes no responsibility or liability for any costs, including but not limited to taxes, penalties or interest incurred by the Contractholder, any GLWB Participant or Covered Person, or any other person, if applicable, arising out of a determination of liability. Great‑West is not liable for the negligence, willful misconduct, or failure to perform of any third party.
16.10    Representations
Great-West is entitled to rely and act solely on the reports, directions, proofs, notices, elections, and other information furnished to it by the Contractholder, Plan Participants, Alternate Payees, Covered Persons, Beneficiaries or their respective agents, and such acts shall be conclusive and binding as to all persons or entities claiming an interest hereunder.

16.11    Non-Waiver
Great-West may, in its sole discretion, elect not to exercise a right, privilege, or option under this Contract. Such election shall not constitute a waiver of the right to exercise such right, privilege, or option at any subsequent time, nor shall it constitute a waiver of any provision of the Contract.
16.12    Applicable Tax
An applicable tax may be assessed on the Covered Fund Value or any Distribution, based on applicable state law during the term of the Contract.
16.13    Information
The Plan Sponsor shall furnish all information that Great-West may reasonably require for the administration of this Contract. Great-West is not responsible for any obligation under this Contract until it receives all requested information in Good Order.